Exhibit (d)(2)

FINJAN MUTUAL NONDISCLOSURE AGREEMENT V.S2018

This Mutual Nondisclosure Agreement (“Agreement”) is made on September 22, 2018 (“Effective Date”) by and between Finjan, Holdings, Inc., a Delaware corporation, with a principal place of business at 2000 University Avenue, Ste. 600, E. Palo Alto, CA 94303 (“FINJAN” or the “Company”), and Fortress Investment Group LLC, on behalf of itself and/or certain funds managed by it and/or its affiliates, with a principal place of business at 1345 Avenue of the America, 46th Flr., New York, NY 10105 (“Counterparty”). Each party is referred to as a “Party” and together, as the “Parties”.

FINJAN is contemplating a transaction that may involve the sale or transfer of all or a portion of its equity interests or assets (the “Transaction”). The Counterparty represents and warrants that it has a good faith interest in a potential Transaction with FINJAN. To assist in that evaluation FINJAN may, subject to the terms and conditions of this Agreement, make available certain Evaluation Material (as defined below) to Counterparty, and the Counterparty may make available certain Evaluation Material to the Company. The recipient of Evaluation Material is referred to as the “Receiving Party,” and the Party disclosing such material is referred to herein as the Disclosing Party. As a condition to receiving Evaluation Material, the Parties agree as follows:

Use of Evaluation Material. The Evaluation Material will be used solely for the purpose of evaluating and negotiating a possible Transaction between Counterparty and FINJAN, and not for any other purpose (the “Purpose”). For the duration of the term of this Agreement, all the Evaluation Material will be kept confidential by the Receiving Party and will not be disclosed to any other persons in any manner; provided that Receiving Party may disclose Evaluation Material or portions thereof to its Representatives (as defined below) who need to know such information for the purpose of evaluating a possible Transaction (it being understood that the Receiving Party shall inform such Representatives of the confidential nature of such information and shall agree to treat such information confidentially in a manner that is not any less restrictive than the terms of this Agreement). In addition, no Evaluation Material may be disclosed to any financing source without the prior written consent of the Disclosing Party. The Receiving Party agrees to be responsible for any breach of this Agreement committed by its Representatives. The Receiving Party agrees not to reproduce any Tangible Evaluation Material that bears the legend “DO NOT DUPLICATE” (or its substantial equivalent). Subject to document markings and the obligations hereunder, Receiving Party may disclose Evaluation Material to Party Representatives via email transmission; provided that such email transmission are through and to corporate domain accounts of the Receiving Party or Party Representatives. In no event may Evaluation Material be transmitted from or to a personal email account.

For purposes of this Agreement, “Representative” shall mean any and all of a Party’s affiliates and its and their respective directors, officers, employees, partners, members, co-investors, representatives, advisors, accountants, consultants, managers, counsel, agents and advisors. Further, “Tangible” shall mean electronic mail only.

THE PARTIES HEREBY AGREE as follows:

1.       CONFIDENTIALITY: As used herein “Evaluation Material” shall mean any information or material of the Disclosing Party that is trade secret, technical data, designs, business plans, notes, analyses, reports, compilations, studies, summaries, know-how or other documents of a Disclosing Party or its affiliates which is observed by or disclosed to the Receiving Party or its Representatives in connection with the Transaction, including but not limited to that which relates to research, products, services, customers, markets, developments, inventions, processes, designs, drawings, computer programs, software (including source code, object code, and executable code) and documentation, and other marketing, business or finances of the Disclosing Party or its Representatives. Without limiting the foregoing Evaluation Material shall include, in particular, all information that is marked as confidential and/or as the intellectual property of the Disclosing Party. Evaluation Material may also include information of a third party that is disclosed by the Disclosing Party hereunder.

Evaluation Material shall not include information which:

•	The Receiving Party or its Representatives already holds, without owing any duty of confidentiality to the Disclosing Party, at the time of disclosure hereunder;
•	Is in or becomes part of the public domain without breach of this Agreement;
•	The Receiving Party or its Representatives legitimately receives from third parties which third party is not subject to any confidentiality obligations owed to the Disclosing Party with respect thereto; or

FINJAN MUTUAL NONDISCLOSURE AGREEMENT V.S2018	1

FINJAN MUTUAL NONDISCLOSURE AGREEMENT V.S2018

•	The Receiving Party or its Representatives develops or has developed independently without violation of the terms of this Agreement, without reference to or use of any Evaluation Material of the Disclosing Party.

2.       SECURING CONFIDENTIALITY; PERMITTED USE; NON-DISCLOSURE: The Receiving Party agrees to keep all Evaluation Material of the Disclosing Party strictly confidential and shall not disclose, give, or communicate Evaluation Material, except (i) to its Representatives who necessarily and properly require such information to perform their duties with respect to the Purpose or (ii) upon the prior written consent of the Disclosing Party. The Receiving Party shall not use Evaluation Material for any purpose other than the Purpose. Additionally, without the written consent of the Disclosing Party, which may be withheld in the Disclosing Party’s sole discretion, the Receiving Party will not, and will direct its Representatives not to, disclose to any other person or entity the existence of this Agreement or the fact that the Evaluation Material has been made available under this Agreement, or that discussions or negotiations relating to the Purpose are taking place or have taken place.

Notwithstanding any other provision of this Agreement, the Receiving Party may disclose Evaluation Material of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule; provided, however, that such Receiving Party shall promptly advise the Disclosing Party in writing (by email) of such required or requested disclosure to the extent practicable and permissible by such order, law, regulation or stock exchange rule and any other applicable law, and shall reasonably cooperate with the Disclosing Party in the Disclosing Party’s efforts to seek an appropriate protective order or other remedy or to resist or narrow the scope of such disclosure. If and to the extent disclosure is mandated, the Receiving Party will use commercially reasonable efforts to ensure that any Evaluation Material of the Disclosing Party that is disclosed will be accorded confidential treatment. The Receiving Party shall otherwise continue to perform its obligations of confidentiality set out herein. Notwithstanding anything to the contrary herein, Receiving Party and its Representatives shall not be required to notify the Disclosing Party if the disclosure is made to a federal or state regulatory agency, self-regulatory organization, or governmental agency in the course of such authority’s routine examinations or inspections not targeted at the Transaction.

3.       ACQUISITION OF INFORMATION FROM THE BUSINESS OPERATIONS OF THE PARTIES: Each Party undertakes to keep all internal business information of which they, their employees or Representatives become aware during the performance of their duties at the other Party’s place of business, strictly confidential and not to divulge the same to any third parties. This shall apply in particular to all internal information relating to technical, design, manufacture, strategic, operational and organizational matters.

4.        RETURN OF CONFIDENTIAL INFORMATION: Upon the Disclosing Party’s written request, the Receiving Party’s evaluation of the Evaluation Material, the Receiving Party shall return all Evaluation Material to the Disclosing Party; provided that the Disclosing Party may demand at any time the return or destruction of any and all Evaluation Material it has disclosed. The Receiving Party, within ten (10) business days of receiving such request, shall, subject to the Disclosing Party’s preference, return to the Disclosing Party, or destroy, all Evaluation Material and shall confirm in writing to the Disclosing Party that all Evaluation Material has been so returned or destroyed. Notwithstanding the above, the Receiving Party and its Representatives may retain for backup purposes only, a copy of intangible Evaluation Material made in the ordinary course of business, for which (i) destruction is not commercially feasible and (ii) copies of the Evaluation Material to the extent that such retention is required to demonstrate compliance with applicable law, rule, regulation, professional standards, or a bona fide document retention policy; provided, however, that any such information so retained shall be held in compliance with the terms of this Agreement.

5.        OWNERSHIP: All Evaluation Material disclosed pursuant to this Agreement shall be and remain the property of the Disclosing Party. Nothing herein will be construed as a grant by the Disclosing Party of any license, or assignment, directly or by implication, estoppel or otherwise, in any Evaluation Material or other intellectual property.

6.        SECURITIES LAW COMPLIANCE: Each Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Accordingly, in addition the restrictions set forth herein all of FINJAN’s Evaluation Material is subject to restrictions imposed by United States securities laws.

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FINJAN MUTUAL NONDISCLOSURE AGREEMENT V.S2018

7.       NO WAIVER OF PRIVILEGE: To the extent that any Evaluation Material may include material subject to the attorney- client privilege, work product doctrine, or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the Parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine, or other applicable privilege and any such Evaluation Material will remain entitled to all protections under these privileges, this Agreement and the joint defense doctrine. Nothing in this Agreement obligates any Party hereto to reveal any material, including information subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, the receiving Party and its Representatives agree to destroy and warrant the destruction of any such materials (email being sufficient) promptly upon the written request of the Disclosing Party or its Representatives to the extent not prohibited by law. In the event privileged materials are inadvertently disclosed and saved on the Receiving Party’s or its Representatives’ servers, the retention provision in Section 4, shall apply. Notwithstanding, the Parties expressly agree that such retention shall not be deemed a waiver of the Disclosing Party’s privileged information.

8.       REMEDIES: The Parties acknowledge and agree that unauthorized use, transfer or disclosure of Evaluation Material may cause the Disclosing Party immediate, irreparable harm and continuing damage, which may not be adequately compensated for by monetary damages alone. The Parties agree that the Disclosing Party will have the right to seek injunctive or equitable relief for any violation or threatened violation of this Agreement. All remedies, whether under this Agreement, provided by law, or otherwise, shall be cumulative and not alternative or exclusive.

9.       NO REPRESENTATION OF ACCURACY OR COMPLETENESS; DEFINITIVE AGREEMENT: The Parties acknowledge that neither Party has made or makes any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Evaluation Material. The Parties agree, therefore, that a Party shall not have any liability hereunder to the other Party or any of its Representatives resulting from the use of the Evaluation Material hereunder. The Receiving Party further agrees that it is not entitled to rely on the accuracy or completeness of the Evaluation Material and that they will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a Transaction, subject to such limitations and restrictions as may be contained therein. For the avoidance of doubt, nothing in this Paragraph 9 shall affect any representations, warranties or agreements set forth in a definitive agreement, if any, between the Parties.

10.      TERM AND TERMINATION: This Agreement and the obligation of confidentiality shall continue for a period of three (3) years from the date of this Agreement.

11.      GENERAL: This Agreement constitutes the full understanding between the Parties with respect to the Purpose hereof and supersedes all prior agreements and understandings, whether written or oral, relating thereto. No variation to the terms of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each Party. The invalidity of any part of this Agreement shall not affect the validity of the rest of this Agreement. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver. This Agreement will be binding on, and will inure to the benefit of the Parties and their respective successors. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement may be executed in separate counterparts, and delivered electronically and when so executed and delivered will be considered an original and all the counterparts will together constitute one and the same instrument.

12.      GOVERNING LAW AND JURISDICTION: This Agreement will be construed according to and governed by the internal laws of the State of California, without regard to any conflict of laws provisions thereof. The Parties hereby consent to the exclusive jurisdiction of the courts of the State of California and of the United States of America in the Counties of either Santa Clara or San Mateo or San Francisco, for any actions, suits, or proceedings arising out of or relating to this Agreement, and the Parties agree not to commence any action, suit, or proceeding relating thereto except in such courts.

13.      NO EXCLUSIVITY: Nothing contained herein shall (i) obligate a Party to an exclusive relationship with the other Party hereto; or (ii) restrict or preclude the other Party from contracting with or otherwise engaging any competitor of the other Party hereto; provided, however, that such Party shall not use or disclose any of Evaluation Material it receives pursuant to this Agreement.

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FINJAN MUTUAL NONDISCLOSURE AGREEMENT V.S2018

14.     NO OBLIGATION: Each Party agrees that unless a definitive agreement with respect to a Transaction between the Parties has been executed and delivered, neither Party will be under any legal obligation of any kind with respect to such Transaction by this Agreement or any written or oral expression with respect to such Transaction by either of the Parties or any of their Representatives except for the matters specifically agreed to in this Agreement.

15.      NO THIRD-PARTY BENEFICIARIES: This Agreement is an agreement between the Parties, and confers no rights upon any of the Parties’ employees, agents, consultants, contractors, or customers, or upon any other person or entity.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed by their properly authorized representatives.

FINJAN HOLDINGS, INC.		Fortress Investment Group LLC

By:	/s/ Julie Mar-Spinola	By:	/s/Constantine M. Dakolias
Name:	Julie Mar-Spinola	Name:	Constantine M. Dakolias
Title:	CIPO I VP, Legal Ops	Title:	Authorized Signatory

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